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                                                        Exhibit 99.B(d)(2)(Y)(i)

                               AMENDED SCHEDULE A
                       COMPENSATION FOR SERVICES TO SERIES

     For the services provided by Portfolio Manager to the following Series of the Trust, pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

SERIES                                                           RATE
------                                                           ----
ING Pioneer Equity Income Portfolio and   0.35% on first $500 million in combined assets of
ING Pioneer Fund Portfolio                                   these Series
                                                      0.30% on assets thereafter

ING Pioneer Mid Cap Value Portfolio                             0.35%

     If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.